UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 27, 2007

(Date of earliest event reported)

Inland Western Retail Real Estate Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51199	42-1579325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

2901 Butterfield Road
Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01   Entry into a Material Definitive Agreement.

On April 27, 2007, Inland Western Real Estate Trust, Inc. (the “Company”) and Morgan Stanley Real Estate Advisor, Inc. (“Morgan Stanley”) announced the signing of a definitive agreement to establish a $1 billion joint venture with a state pension fund investor advised by Morgan Stanley. The purpose of this joint venture is to acquire and manage targeted retail properties in major metropolitan areas of the United States.

The joint venture will initially be comprised of $500 million of existing properties from the Company’s portfolio that will be contributed to the joint venture. The Company is contributing select stabilized assets to the joint venture and in exchange will receive equity from the institutional partner. The additional $500 million investment will be focused on selective acquisitions of neighborhood, community, and power centers that will be mutually agreed upon by both parties.

Under the terms of the operating agreement, which is filed as an exhibit to this report and incorporated by reference into this Item 1.01 in its entirety, Morgan Stanley’s client will contribute 80 percent of the equity to the joint venture and the Company will contribute 20 percent.  The Company will earn fees for acquisitions, dispositions, property management, leasing and administration.

Item 8.01.   Other Events.

On April 27, 2007, the Company issued a press release announcing the joint venture as described above under Item 1.01.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits:

	Exhibit No.	Description

	10.1	Operating Agreement of MS Inland Fund, LLC.

	99.1	Press release of Inland Western Retail Real Estate Trust, Inc. dated April 27, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Steven P. Grimes
Name:	Steven P. Grimes
Title:	Treasurer and Principal Financial Officer

Date:	May 2, 2007